KNOLL 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Reports Continued Double Digit Growth for the Fourth Quarter and Full Year 2006

Fourth Quarter Sales of $273.0 million are the highest in 6 years

EAST GREENVILLE, PA, February 7, 2007 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2006. Net sales were $273.0 million for the quarter, an increase of 23.1% from fourth quarter 2005. Operating income was $35.6 million or 13.0%, an increase of 40.2% from the fourth quarter 2005, net income was $18.0 million, an increase of 89.5% over the fourth quarter 2005, and adjusted earnings per share was $0.37 compared to $0.24 per share in the prior year.

For the full year, net sales were $982.2 million, an increase of 21.6% over full year 2005. Operating income was $116.9 million or 11.9%, an increase of 26.0% over full year 2005, net income was $58.6 million, an increase of 63.2% over full year 2005, and adjusted earnings per share was $1.17 compared to $0.80 per share in the prior year.

"2006 was a great year for Knoll," said Andrew Cogan, Chief Executive Officer. "Not only did we expand our industry leading operating margins and deliver very strong double digit growth in sales, operating profit, net income and EPS, but we also continued to build on the initiatives that have helped us generate above industry growth the past 2 years. In 2006, we were simultaneously able to improve our leverage ratio, reduce our share count and increase our dividend as we put our free cash flow and strengthened balance sheet to work for the benefit of our shareholders."

"I want to congratulate and thank our associates and dealers for their strong performance this past year and their continued commitment to our success."

Fourth Quarter Results

Fourth quarter 2006 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	12/31/06	12/31/05	Change

Net Sales	$273.0	$221.8	23.1%
Gross Profit	89.1	74.3	19.9%
Operating Expenses	53.5	48.9	9.4%
Operating Income	35.6	25.4	40.2%
Net Income	18.0	9.5	89.5%
Earnings Per Share - Diluted	.37	.18	105.6%
Adjusted Earnings Per Share - Diluted	.37	.24	54.2%
Backlog	167.7	147.3	13.8%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $273.0 million, an increase of $51.2 million, or 23.1%, over fourth quarter 2005, with all our product lines experiencing double digit growth.

Backlog of unfilled orders at December 31, 2006 was $167.7 million, an increase of $20.4 million, or 13.8%, versus the prior year.

Gross profit for the fourth quarter 2006 was $89.1 million, an increase of $14.8 million or 19.9%, over the same period in 2005. Gross margin declined to 32.6% from 33.5% in the same quarter of 2005. The decrease from the fourth quarter of 2005 largely resulted from inflationary pressures on our material, labor, and transportation costs as well as the negative impact of the strengthening Canadian dollar which has since weakened. We were able to partially offset these costs through price realization, continuous improvement and global sourcing initiatives.

Operating expenses for the quarter were $53.5 million, or 19.6% of sales, compared to $48.9 million, or 22.0% of sales, for fourth quarter of 2005. The increase in operating expenses during the fourth quarter of 2006 was due to higher sales compensation related to the increased sales levels along with increased incentive compensation due to the higher operating profits.

In spite of the inflationary pressures on gross margins, operating income increased, as a percentage of sales, to 13.0% from 11.5% in the same period in the prior year.

Net income for fourth quarter 2006 was $18.0 million, or $0.37 adjusted earnings per share, as compared to $9.5 million, or $0.24 adjusted earnings per share, for the same quarter in 2005. Interest expense increased $1.6 million due to increased average debt for the quarter coupled with higher average interest rates. Net income for the fourth quarter of 2005 included $2.8 million of after-tax costs related to putting the Company's amended credit facility in place and the writing-off of deferred financing fees related to the old facility.

Full Year Results

2006 financial results highlights follow:
Dollars in Millions Except Per Share Data	Twelve Months Ended		Percent
	12/31/06	12/31/05	Change

Net Sales	$982.2	$808.0	21.6%
Gross Profit	319.0	272.0	17.3%
Operating Expenses	202.1	179.2	12.8%
Operating Income	116.9	92.8	26.0%
Net Income	58.6	35.9	63.2%
Earnings Per Share - Diluted	1.14	.68	67.6%
Adjusted Earnings Per Share - Diluted	1.17	.80	46.3%
Backlog	167.7	147.3	13.8%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

For the year, net sales totaled $982.2 million, an increase of $174.2 million, or 21.6%, from 2005 net sales of $808.0 million. Approximately $3.4 million of the increase was attributable to additional revenues realized from price increases with the remainder due to higher volume across all product lines.

Gross margins decreased to 32.5% in 2006 compared to 33.7% in 2005. The appreciation of the Canadian dollar had the effect of decreasing gross profit by approximately $7.1 million due to higher product costs compared to 2005. Higher material, labor, and transportation costs also negatively impacted gross profit by approximately $20.3 million. The Company was able to partially offset these costs through price realization, continuous improvement and global sourcing initiatives.

Operating expenses for 2006 were $202.1 million, or 20.6% of sales, compared to $179.2 million, or 22.2% of sales, for 2005. 2006 operating expenses included approximately $1.5 million of costs related to our secondary public offerings completed in February and August 2006, additional costs incurred in connection with our buyback of 3.9 million shares from Warburg Pincus and additional bank and related fees due to the amendment of our credit facility. Operating expenses in 2006 also increased as a result of higher selling expenses and sales and incentive compensation directly attributable to the increased sales dollars.

Even with these additional expenses related to our secondary offerings, the buyback and debt amendment we were able to increase operating margins 40 basis points from 11.5% in 2005 to 11.9% in 2006. Had we not incurred these costs, operating margins would have increased 60 basis points to 12.1%.

We generated 2006 net income of $58.6 million, or $1.17 adjusted earnings per share, compared to $35.9 million, or $0.80 adjusted earnings per share, in 2005. 2006 net income included $1.4 million of after-tax costs related to our secondary offerings; the Warburg Pincus share buyback, and the amendment of our credit facility. 2005 net income included $3.1 million of additional taxes due to the repatriation of foreign earnings and $2.8 million of after-tax charges related to putting our amended credit facility in place. Other income/expense in 2006 included an approximately $563 thousand gain due to our foreign currency translation, a $703 thousand loss on interest rate derivatives, and $881 thousand in other miscellaneous income. 2005 other income/expense included an approximately $2.3 million loss related to our foreign currency translation, $295 thousand gain on interest rate derivatives and $1.2 million in other miscellaneous income.

Annual cash generated from operations in 2006 was $77.5 million, compared to $77.4 million the year before. Capital expenditures in 2006 totaled $13.4 million compared to $10.7 million for 2005. Investing activities in 2006 also included $3.2 million paid for intangibles related to the Company's seating line. In addition, the Company repurchased approximately 6.0 million shares of its stock for $107.8 million during the year including 3.9 million shares that were purchased from Warburg Pincus for approximately $66 million. The remaining shares were repurchased through a combination of our $50 million buyback program and our stock option proceeds buyback program. Also during the year the Company had net borrowings of $34.2 primarily to finance the purchase of shares. The Company also paid dividends of $20.2 million, $0.10 per share for the first three quarters of 2006, increasing to $0.11 per share in the fourth quarter of 2006.

Barry L. McCabe, Chief Financial Officer said, "Our strong operating performance in 2006 enhanced our ability to invest in initiatives that drive top-line growth, improve margins, and increase shareholder value. In addition, we reduced our leverage ratio and ended the year at 2.5 to 1 and still have $113 million available to us under our revolving credit facility."

First Quarter 2007 Outlook

The Company stated that it expects first quarter 2007 revenue to be in the $235-240 million range, an increase of 8%-10% from the first quarter of 2006. Earnings per share estimates are between $0.27 and $0.28.

The Company added that on February 6, 2007, its Board of Directors declared a quarterly cash dividend of $0.11 per share payable on March 30, 2007, to stockholders of record on March 15, 2007.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with our secondary public offerings, the buyback of stock from Warburg Pincus, fees related to the 2006 amendment of our credit facilities, taxes related to the repatriation of foreign earnings under The American Job Creation Act, restructuring charges, and the write-off of deferred financing fees. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Earnings per Share - Diluted	$0.37	$0.18	$1.14	$0.68
Add back:
Public offering expenses	-	-	0.03	-
Write-off of deferred financing fees	-	0.05	-	0.05
Restructuring charges	-	0.01	-	0.01
Taxes related to repatriation of foreign earnings	-	-	-	0.06
Total Adjustments	-	0.06	0.03	0.12

Adjusted Earnings per Share - Diluted	$0.37	$0.24	$1.17	$0.80

Conference Call Information

Knoll will host a conference call on Thursday, February 8, 2007 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 510-0710

International 617 597-5378

Passcode 40741871

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll's recent statements on Form S-3, its annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$272,967	$221,772	$982,152	$807,960
Cost of sales	183,888	147,425	663,115	535,904

Gross profit	89,079	74,347	319,037	272,056
Selling, general, and administrative expenses	53,470	48,945	202,097	179,217

Operating income	35,609	25,402	116,940	92,839
Interest expense	6,938	5,383	23,717	23,684
Other income (expense), net	288	(4,274)	741	(5,355)

Income before income tax expense	28,959	15,745	93,964	63,800
Income tax expense	10,970	6,251	35,331	27,891

Net income	$17,989	$9,494	$58,633	$35,909

Earnings per share:
Basic	$.38	$.18	$1.18	$.70
Diluted	$.37	$.18	$1.14	$.68
Weighted-average shares outstanding:
Basic	47,224,728	52,307,713	49,606,677	51,219,123
Diluted	48,848,124	53,654,169	51,238,088	52,919,388

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,038	$10,695
Customer receivables, net	132,970	113,531
Inventories	75,930	56,500
Prepaid and other current assets	23,446	17,023

Total current assets	248,384	197,749
Property, plant, and equipment, net	137,729	142,166
Intangible assets, net	238,291	236,399
Other noncurrent assets	7,733	6,232

Total Assets	$632,137	$582,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$2,996	$2,599
Accounts payable	72,567	56,559
Other current liabilities	95,651	74,598

Total current liabilities	171,214	133,756
Long-term debt	347,320	313,439
Other noncurrent liabilities	109,219	97,635

Total liabilities	627,753	544,830

Stockholders' equity	4,384	37,716

Total Liabilities and Stockholders' Equity	$632,137	$582,546

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2006	2005
	(Unaudited)

Net income	$58,633	$35,909

Cash Flows provided by Operating Activities	77,528	77,441

Cash Flows used in Investing Activities	(16,578)	(10,643)

Cash Flows used in Financing Activities	(56,414)	(64,159)

Effect of exchange rate changes on cash and cash equivalents	807	(996)

Increase in cash and cash equivalents	5,343	1,643

Cash and cash equivalents at beginning of period	10,695	9,052

Cash and cash equivalents at end of period	$16,038	$10,695